Exhibit 99.1

Depomed Reports Preliminary Q4 2013 and Full Year Financial Information

Company to present at upcoming RBC and Cowen investor conferences

Newark, California, February 25, 2014 — Depomed, Inc. (Nasdaq: DEPO) today reported preliminary financial results (unaudited) for the fourth quarter ended December 31, 2013 in anticipation of the company’s upcoming presentations and live webcasts at the RBC Global Capital Markets Healthcare Conference and the Cowen & Co. Healthcare Conference.

Preliminary (Unaudited) Fourth Quarter Financial Results

Based on preliminary financial information (unaudited) for the quarter ended December 31, 2013:

•                  Product sales, including Gralise®, Zipsor®, Lazanda® and CAMBIA® are expected to be approximately $18.8 million for the fourth quarter of 2013 and approximately $58.3 million for 2013, compared to product revenues of $12.5 million for the fourth quarter of 2012 and $27.5 million for 2012.

•                  License and other revenue is expected to be approximately $3.3 million, and royalty revenue is expected to be approximately $0.4 million, for the fourth quarter of 2013.  License and other revenue and royalty revenue do not include any revenues related to Depomed’s October 2013 sale of its Type 2 diabetes royalty and milestone interests to PDL BioPharma, Inc. as Depomed expects to report such revenue as a separate line item in its financial statements.

•                  Total operating expenses for the fourth quarter of 2013 are expected to be approximately $31 million.

•                  Depomed ended 2013 with $276 million in cash and marketable securities, compared to $77.9 million as of December 31, 2012.

“2013 was a transformational year for Depomed,” noted Jim Schoeneck, President and CEO of Depomed. “We executed a series of transactions that cement our position as a leading specialty pharmaceutical company in pain and neurology.  With $276 million in purchasing power pending final determination of our 2013 income taxes, we have the financial resources to continue to build our portfolio of high growth products in pain, neurology and adjacent areas.”

Investor Conference Presentations and Webcast Details

•                  Depomed will present at the RBC Capital Markets Healthcare Conference at the New York Palace Hotel in New York City on February 26, 2014 at 2:05 p.m. EST.

•                  Depomed will also present at the Cowen & Co. Healthcare Conference at the Boston Marriott Copley Place in Boston on March 5, 2014 at 8:40 a.m. EST.

A live webcast for both presentations can be accessed via the Investor Relations page of the Depomed website at www.depomed.com. A recording of the webcast will be archived for 30 days on the company’s website.

About Depomed

Depomed, Inc. is a specialty pharmaceutical company that commercializes products for pain and neurology related disorders. Gralise® (gabapentin) is a once-daily treatment approved for the management of postherpetic neuralgia. Zipsor® (diclofenac potassium) Liquid Filled Capsules is a non-steroidal anti-inflammatory drug indicated for relief of mild to moderate acute pain in adults.  CAMBIA® (diclofenac potassium for oral solution) is a non-steroidal anti-inflammatory drug indicated for acute treatment of migraine attacks with or without aura in adults (18 years of age or older).  Lazanda® (fentanyl) Nasal Spray is an intranasal fentanyl drug used to manage breakthrough pain in adults (18 years of age or older) who are already routinely taking other opioid pain medicines around-the-clock for cancer pain. Gralise and various partner product candidates are formulated with Depomed’s proven, proprietary Acuform® drug delivery technology.  Additional information about Depomed may be found at www.depomed.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, those related to Depomed’s expectations regarding financial results and potential business opportunities and other risks detailed in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.  The inclusion of forward-looking statements should not be regarded as a representation that any of the company’s plans or objectives will be achieved.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

INVESTOR CONTACT:
August J. Moretti
Depomed, Inc.
510-744-8000
amoretti@depomed.com

MEDIA CONTACT:

Carolyn Hawley

Canale Communications for Depomed

619-849-5375

carolyn@canalecomm.com